Exhibit 4.35

***Certain portions of this exhibit have been omitted based on a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted portions have been filed separately with the Securities and Exchange Commission.

November 25, 2015

NON-EXCLUSIVE SUB-LICENSE AGREEMENT

THIS AGREEMENT (“Agreement”) is dated and effective as of the date of last signature (“Effective Date”), and is made by and between Universal and Adaptimmune Limited, an English Adaptimmune with principal offices at 101 Park Drive, Milton Park, Abingdon, Oxfordshire, OX14 4RY (“Adaptimmune”), and Universal Cells, a Corporation under the laws of the state of Washington (“Universal”) with principal offices at 720 Broadway, Seattle, WA 98122, agree as follows:

1.                                      BACKGROUND

1.1                               Universal has certain rights to Biological Material known as New naive human embryonic stem cell line - Elf1 (as defined in Section 2.1), developed in the laboratory of ***                 and licensed from the University under a Non-Exclusive License Agreement dated 22 October 2014 (“Elf Licence”).

1.2                               Adaptimmune and Universal have entered in to a Research Collaboration and Licence Agreement relating to gene editing and HLA-Engineering on or about the date of this Agreement (“Collaboration Agreement”), under which the parties agreed to enter into this Agreement.

1.3                               Universal and University have previously entered into an exclusive license agreement with University for inventions and materials related to or useful for Adeno-associated virus (AAV)-mediated gene targeting and HLA engineering, UW Ref # 34243A on June 27, 2014 “AAV/HLA-engineering Licence”. Adaptimmune and Universal have also entered into an exclusive sub-licence agreement under the AAV/HLA-engineering Licence on or about the Effective Date (“Exclusive Agreement”).

2.                                      DEFINITIONS

2.1                               “Biological Material” means New naive human embryonic stem cell line - Elf1 (with a University Reference UW # 45910).

2.2                               “Internal Research Field of Use” means internal research. Internal Research Field of Use specifically excludes any use which requires regulatory approval, including any in vitro and in vivo diagnostic or therapeutic applications.

2.3                               “Product Field of Use” means in vivo therapeutics excluding any therapeutic agent for cardiac regeneration and cardiovascular disease.

2.4                               “Licensed Product” means a Product as defined in the Collaboration Agreement.

2.5                               “Licensed Territory” means worldwide.

***         Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

2.6                               “Modifications” means any derivatives or modifications of Biological Material that, but for the rights granted under Exclusive Agreement, would otherwise infringe a Valid Claim of Groups 2 and 3 Licensed Patents as defined in Exclusive Agreement.

2.7                               “Service Partner” means a legal entity that is a Third Party with whom Adaptimmune has contracted to provide services within the Internal Research Field of Use and Product Field of Use.  For clarity, a legal entity is only a Service Partner for so long as the definition remains true.  If such entity terminates its contractual obligation with Adaptimmune, it thereafter is an arm-length Third Party for the purposes of this Agreement.

2.8                               “Third-Party” means any individual or entity other than Universal and Adaptimmune or their respective affilliates.

2.9                               “University” means the University of Washington a public institution of higher education and an agency of the State of Washington acting through its administrative offices at UW CoMotion, 4311 Eleventh Avenue NE, Suite 500, Seattle, WA 98105

3.                                      GRANT

3.1                               Universal hereby grants, and Adaptimmune accepts, a nonexclusive license in the (i) Product Field of Use and Licensed Territory to make, use, offer, and sell Licensed Product(s) for Product Family 2 and (ii) make, use, offer, and sell Licensed Products in the Internal Research Field of Use for Product Family 1. Such license does not include the right for Adaptimmune to transfer any Licensed Products to any Third Parties or affiliates for resale other than as incorporated in a therapeutic product. Such licence shall not include any right to Biological Material.

3.2                               Service Partners of Adaptimmune shall have the right to transfer Modifications to Service Partners working on behalf of Adaptimmune solely for the purpose of carrying out services in direct connection with using the Modifications in the Internal Field of Use and Product Field of Use.  Any such transfer of Modifications to such Service Partner shall be under a written agreement between Adaptimmune and such Service Partner which (a) shall be in writing, (b) shall be subject to, subordinate to, and consistent with, the terms and conditions of this Agreement, (c) shall not adversely affect the rights of University or Universal or limit the obligations of Adaptimmune under this Agreement, (d) shall contain terms substantially similar to those contained in this Agreement, and (e) shall expressly provide that the Service Partner has no rights to use the Modifications for any purpose other than to perform the services in direct connection with the Licensed Field of Use, and that such Service Partner shall not transfer the Modifications to any Third-Party.  Adaptimmune will be responsible for the performance of all Service Partner in compliance with all obligations of Adaptimmune under this Agreement.

3.3                               The term of this Agreement shall commence as of the Effective Date and shall expire on termination of the Collaboration Agreement or at such point as a decision is taken by both parties under the Collaboration Agreement that the Biological Material and any Modifications are no longer required for use under the Collaboration Agreement.

3.4                               Nothing in this Agreement shall be construed as granting by implication, estoppel, or otherwise any licenses or rights under patents or patent applications of Universal.

4.                                      NEGATION OF WARRANTIES

Except as expressly set forth in this Agreement, NEITHER UNIVERSAL OR ADAPTIMMUNE MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTIBILITY, FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF BIOLOGICAL MATERIAL, MODIFICATIONS, AND/OR LICENSED PRODUCT(S) WILL NOT INFRINGE ANY PATENT, COPYRIGHT, OR TRADEMARK, OR OTHER RIGHTS OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

5.                                      Release, Indemnification, and Insurance

5.1                               Adaptimmune’s Release.  For itself and its employees, Adaptimmune hereby releases University and its regents, employees, and agents forever from any suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses) relating to or arising out of (i) the manufacture, use, lease, sale, or other disposition of a Licensed Product; (ii) the assigning or sublicensing of Adaptimmune’s rights under this Agreement; or (iii) manufacture or use of Modifications and/or Licensed Products by Service Partners.

5.2                               Adaptimmune’s Indemnification.  Throughout the term of this Agreement and thereafter, Adaptimmune shall indemnify, defend, and hold University and its regents, employees, and agents harmless from all suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses), relating to or arising out of the manufacture, use, lease, sale, or other disposition of Biological Materials, Modifications, and/or Licensed Product(s), including, without limitation, personal injury, property damage, breach of contract and warranty and products-liability claims relating to a Licensed Product and claims brought by a SubAdaptimmune or Service Partner.

5.3                               Adaptimmune’s Insurance.

5.3.1       General Insurance Requirement.  Throughout the term of this Agreement, or during such period as the Parties shall agree in writing, Adaptimmune shall maintain, and shall cause each Sub-Licensee to maintain, in full force and effect commercial general liability (CGL) insurance, with single claim limits consistent with industry standards.  Such insurance policy will include coverage for claims that may be asserted by Universal against Adaptimmune under section 6.2 “Adaptimmune’s Indemnification”.  Adaptimmune shall deliver to Universal a copy of the certificate of insurance for such policy following receipt of written request for such.

5.3.2       Clinical Trial Liability Insurance.  On initiation of human clinical trials with respect to Licensed Product(s), Adaptimmune shall provide to Universal certificates evidencing the existence and amount of clinical trials liability insurance, following receipt of request from Universal.    Adaptimmune shall further provide Universal, at least annually, proof of continued coverage to the extent such clinical trials are continuing and following receipt of request from Universal.

6.                                      Warranties.

6.1                               Authority.  Each Party represents and warrants to the other Party that it has full corporate power and authority to execute, deliver, and perform this Agreement, and that no other corporate proceedings by such Party are necessary to authorize the Party’s execution or delivery of this Agreement.

6.2                               Disclaimers.

6.2.1       General Disclaimers.  EXCEPT FOR THE EXPRESS WARRANTY SET FORTH IN SECTION 11.1 “Authority” OF THIS AGREEMENT, UNIVERSAL DISCLAIMS AND EXCLUDES ALL WARRANTIES, EXPRESS AND IMPLIED, CONCERNING EACH BIOLOGICAL MATERIAL AND MODIFICATIONS AND EACH LICENSED PRODUCT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.                                      Damages.

7.1                               Remedy Limitation.  EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, IN NO EVENT SHALL UNIVERSITY BE LIABLE FOR (A) PERSONAL INJURY OR PROPERTY DAMAGES ARISING IN CONNECTION WITH THE ACTIVITIES CONTEMPLATED IN THIS AGREEMENT OR (B) LOST PROFITS, LOST BUSINESS OPPORTUNITY, INVENTORY LOSS, WORK STOPPAGE, LOST DATA OR ANY OTHER RELIANCE OR EXPECTANCY, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OF ANY KIND.

7.2                               Damage Cap.  IN NO EVENT WILL UNIVERSITY’S TOTAL LIABILITY FOR THE BREACH OR NONPERFORMANCE OF THIS AGREEMENT EXCEED ***                                                                                                                                                                                                          .  THIS LIMITATION WILL APPLY TO CONTRACT, TORT, AND ANY OTHER CLAIM OF WHATEVER NATURE.

8.                                      NAMES AND MARKS

Nothing contained in this Agreement shall be construed as conferring any right to use any name, trade name, trademark, service mark, symbol or other designation of the other party, or the name of any faculty member, employee, or student of the other party, without prior written consent of that party, unless such listing is required under local laws or regulations, provided that either party may state the existence of this Agreement.  For any use other than the foregoing, the parties hereby expressly agree not to use the other party’s name or the University’s name or any contraction, abbreviation, or simulation thereof without prior written approval from an authorized representative of the relevant entity.

9.                                      TERMINATION

9.1                               Adaptimmune may terminate this Agreement by giving Universal notice in writing at least 30 days in advance of the effective termination date provided that Adaptimmune, Sublicencees, and Service Partners shall thereupon cease use and sale of Biological Material and any Licensed Product(s).

***         Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

9.2                               Effect of Termination

9.2.1       Licensed Terminated - After termination of this Agreement, Adaptimmune shall not make, have made, use, offer to sell or sell, offer to lease or lease, import, or otherwise offer to dispose or dispose of Licensed Products.

9.2.2       Concurrent with notice of termination by either Adaptimmune or Universal, Adaptimmune and Service Partners shall destroy all Modifications, and Licensed Product(s) in their possession, and shall provide written evidence of said destruction. If Adaptimmune enters into a direct license with Universal to retain rights in the Modifications under Section 10.2.3

9.2.3       “Termination of Elf Licence.  ”, Adaptimmune may retain Modifications and Licensed Product(s) in its possession during the Initial Notice Period and negotiation period. At any time within 30 days following termination of the Elf Licence (notification of which to be immediately provided by Universal to Adaptimmune), Adaptimmune may notify Universal and University that it wishes to enter into a direct license with University in order to retain its rights to the Modifications granted to it under this Agreement (such 30-day period following termination, the “Initial Notice Period”).  Following receipt of such notice, University and Adaptimmune (and to the extent required Universal shall facilitate such negotiations and finalization) shall enter into a license agreement the terms of which shall be substantially similar to the terms of the Elf Licence; and the scope of such direct license, the licensed territory or the duration of the license grant shall be comparable to the corresponding terms granted to Adaptimmune under this Agreement; provided that Adaptimmune will be granted at least the same scope of rights as it obtained from Universal under this Agreement.  For the sake of clarity, the financial terms, including without limitation, the running royalty rate and milestone payments, shall be identical to the corresponding financial terms set forth in the Elf Licence. Universal shall keep Adaptimmune informed of all material changes to the Elf Licence, including changes to the financial terms that Adaptimmune would be required to accept under this Section. Notwithstanding the foregoing, each Adaptimmune’s right to enter into such direct license shall be conditioned upon:

10.2.3.1                         Written Notification to University.  Adaptimmune informing Universal and University in writing, pursuant to Article 11.4 “Notices”, that it wishes to enter into such direct license with University, within the Initial Notice Period;

10.2.3.2                         Adaptimmune Good Standing.  Adaptimmune being in good standing with Universal under this Agreement, and this Agreement not being the subject of a dispute between Adaptimmune and Universal, or between Universal and University under the Elf Licence (in which case Universal shall have notified Adaptimmune of such dispute);

10.2.3.3                         Valid Sublicense.  This Agreement having been validly entered into by Adaptimmune and Universal pursuant to the terms of the Elf Licence and the parties confirm and agree that this Agreeent has been validly entered into pursuant to the terms of the Elf Licence;

10.2.3.4                         Certification that Conditions Satisfied.  Adaptimmune using reasonable efforts to certify or otherwise demonstrate that the conditions set forth in the above subsections subsections  have been met within 30 days of expiration of the Initial Notice Period (or within such longer period of time as University agrees is reasonable under the circumstances, based on the nature and extent of any documentation reasonably requested by University); and

10.2.3.5                         Time Limitations.  Such negotiations for a direct license not exceeding 90 days from the end of the 30-day (or longer, if applicable) period described in subsection 9.2.3.2 “Adaptimmune Certification that Conditions Satisfied” (subject to extension of said 90-day period by mutual written agreement of University and Adaptimmune).  University may, at its sole discretion, waive any of these requirements.  If all of the conditions set forth in this Subsection 9.2.3 “Termination of Sublicenses” are met, then Adaptimmune will be granted such direct license by University.  If any condition set forth in this Section 10.2.3 “Termination of Sublicenses” is not met, then after expiration of any time period granted to Adaptimmune with respect to meeting such condition, Adaptimmune shall not make, have made, use, offer to sell or sell, offer to lease or lease, import, or otherwise offer to dispose or dispose of Licensed Products and University shall be free to license or not license Licensed Patents to such Adaptimmune according to its sole discretion. Adaptimmune shall destroy all Modifications and Licensed Product(s) in their possession, and shall provide written evidence of said destruction.

9.3                               Breach by Adaptimmune. Universal may terminate this Agreement if Adaptimmune is in breach of any provision hereof and Adaptimmune fails to remedy any such breach no later than 60 days after written notice thereof by Universal.

9.4                               Survival. Immediately upon the termination of this Agreement all Adaptimmune’s rights under this Agreement will terminate; provided, however, That the obligations and rights set forth in Sections 11.7 “Records Retention”, 11.8 “Audit Rights” and 10.2 “Effect of Termination” and Articles 6 “Release, Indemnification, and Insurance”, 7 “Warranties”, 8 “Damages”, 11.2 “Public Records Act”, 11.6 “Law and Venue” will survive the termination of this Agreement.

10.                               MISCELLANEOUS

10.1                        Adaptimmune Compliance With All Laws - Adaptimmune shall comply and ensure that any Service Partners shall comply with all applicable laws, statutes, regulations, guidelines and reporting requirements in all applicable jurisdictions in its use, storage, disposal, handling, transferring and selling of Biological Material and/or Licensed Product(s).

10.2                        Assignment — Adaptimmune shall not assign this Agreement to a Third Party without the express written consent of Universal, except that Adaptimmune may assign or otherwise transfer this Agreement and the license granted hereby and the rights acquired by it hereunder so long as such assignment or transfer is accompanied by a sale or other transfer of Adaptimmune’s entire business or of the entirety of that part of Adaptimmune’s business to which the license granted hereby relates, including a change of control. Adaptimmune shall provide written notice to Universal of such assignment and transfer no later than 10 days after the close of the transaction pursuant to which such assignement is made.  Upon such assignment or transfer, the term “Adaptimmune” as used in this Agreement will include such assignee or transferee and this Agreement will be binding upon Adaptimmune’s permitted successors and assigns.  Any attempted assignment, transfer or delegation in breach of this provision will be deemed void and will entitle Universal to terminate this Agreement upon written notice to Adaptimmune.

10.3                        Notices - All notices under this Agreement will be deemed to have been fully given when done in writing and deposited in the United States mail, registered or certified, and addressed as follows:

If to University:	UW Center for Commercialization
Attn: Director, Technology Licensing
4311 11th Avenue NE, Suite 500
Seattle, WA 98105-4608
Facsimile No.: 206-685-4767 (Universal shall keep Adaptimmune informed of any changes to notification address for University)

If to Universal:	Attn: Claudia Mitchell, CEO
Universal Cells, Inc
720 Broadway
Seattle, WA 98122
E-mail: ***

If to Adaptimmune:	Attn: Helen Tayton-Martin, COO

Adaptimmune Limited, 101 Park Drive, Milton Park
Abingdon, Oxford, OX14 4RY
E-mail: *** with a copy to legal@adaptimmune.com.

Either party may change its address upon written notice to the other party.

10.4                        Waiver and Severability - None of the terms of this Agreement can be waived except by the written consent of the party waiving compliance. If any provision of this Agreement is held illegal, void, or unenforceable, the remaining portions will remain in full force and effect.

10.5                        Law and Venue - The laws of the state of Washington will govern the validity, construction, and enforceability of this Agreement, without giving effect to the conflict of laws principles thereof. Any claim related in any manner to this Agreement will be instituted and commenced in, and venue will be either King County, Washington or the United States District Court for the Western District of Washington.

10.6                        Record Retention- Throughout the term of this Agreement and for 5 years thereafter, Adaptimmune, at its expense, shall keep and maintain complete and accurate records of all sales, leases, and other dispositions of Licensed Products during the term of this Agreement and all other records related to this Agreement.

10.7                        Audit Rights - Adaptimmune shall, at the request of Universal, permit one or more accountants selected exclusively by University to have access to Adaptimmune’s records and books of

***         Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

account pertaining to this Agreement during ordinary working hours to audit with respect to any payment period ending prior to such request, the correctness of any report or payment made under this Agreement.

The accountant will not disclose to University or Universal any information relating to the business of Adaptimmune except that which is necessary to inform University of: the accuracy or inaccuracy of Adaptimmune’s reports and payments; compliance or noncompliance by Adaptimmune with the terms and conditions of this Agreement; and the extent of any inaccuracy or noncompliance.

University will bear the costs of any audit initiated by Universal.

10.8                        Export Controls - Adaptimmune shall abide by all U.S. export laws and regulations. Accordingly, Adaptimmune is solely responsible for securing any necessary permissions or licenses to exercise its rights under this Agreement.

10.9                        Entire Agreement - No Third Party Beneficiaries. This Agreement (including all attachments, exhibits, and amendments hereto) is intended by the parties as the final and binding expression of their contract and agreement and as the complete and exclusive statement of the terms thereof. This Agreement cancels, supersedes, and revokes all prior negotiations, representations and agreements among the parties, whether oral or written, relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

Adaptimmune		Universal Cells

By:	/s/ James Noble	By:	/s/ Claudia Mitchell

Name:	James Noble	Name:	Claudia Mitchell

Title:	CEO	Title:	CEO

Date:	25th November 2015	Date:	11/25/15